Exhibit 10.60
FORM OF
MANAGEMENT AGREEMENT
          THIS MANAGEMENT AGREEMENT dated as of June 9, 2003, between TANDEM REGIONAL MANAGEMENT OF OHIO, INC., an Ohio corporation (“Manager”) and                      and HEALTH CARE INDUSTRIES COMPANY, an Ohio corporation, and its affiliates (collectively the “Owner”).
          WHEREAS, Owner owns a certain nursing facility known as                     , and located in                      (the “Facility”);
          WHEREAS, Owner wishes to retain Manager under the terms of this Agreement to manage the Facility on behalf of Owner; and
          WHEREAS, Manager wishes to provide management services at the Facility for the benefit of Owner, subject to Owner retaining ultimate control over the assets and operations of the Facility in accordance with the Agreement.
          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Manager agree to incorporate the foregoing recitals as if fully rewritten herein, and further agree as follows:
1. Appointment of Manager. Owner hereby appoints Manager and Manager hereby accepts its appointment as the exclusive Manager of the Facility, subject to the provisions hereof.
2. Owner’s Covenants of Title. Owner represents and affirms that it has the right and power to enter into this Agreement and covenants during the term hereof that Manager will be permitted to peaceably and quietly operate the Facility in accordance with the terms of this Agreement, free from interference and disturbance by Owner or by any person through whom Owner shall derive its title to or right to occupy and use the Facility or by any other person or persons claiming by, through or under Owner. Owner further agrees to pay and discharge, or cause to have paid and discharged, any mortgage payments, ground rents, or other lease or rental payments or any other charges payable relative to the Facility or any component thereof and, at Owner’s own expense, to undertake and prosecute all appropriate actions, judicial or otherwise, required to assure such quiet and peaceable operation by Manager. Owner also covenants and agrees to pay, prior to delinquency, all taxes and assessments which become a lien on or are assessed against the Facility or any component thereof and which may be due and payable during the term hereof. Owner agrees to furnish Manager upon request, reasonable evidence that Owner has the rights of possession and use of the Facility.
3. Ultimate Control Retained by Owner. Subject to the provisions set forth in Section 5.01 herein, at all times during the Operating Period (as defined hereafter), Owner shall exercise ultimate control over the assets of the Facility.

4. Term.
          4.01 Initial Term. The term of this Agreement shall be three (3) years from the Effective Date. The services of Manager shall commence on July 1, 2003 (the “Effective Date”) and shall terminate on June 30, 2006 (the “Initial Term”) unless sooner terminated as provided herein and provided that such termination is commensurate with the termination of the management of certain other nursing facilities listed on Exhibit A, attached hereto and made a part hereof (“Managed Facilities”) on behalf of Owner pursuant to separate management agreements (the “Other Management Agreements”).
          4.02 Renewal Term(s). Provided that the “Operating Profit Margin” (as defined in Section 9.01 of this Agreement) for the consolidated operation of all of the Managed Facilities is greater than fifteen percent (15%) or greater for the period of July 1, 2005 through June 30, 2006 and Manager is not otherwise in default of this Agreement or the Other Management Agreements, Manager may, at its option, simultaneously renew this Agreement and the Other Management Agreements at the end of the Initial Term for an additional two (2) year period on the same terms as set forth herein (the “Renewal Term”); provided, however, that no renewal of this Agreement shall be effective unless all of the Other Management Agreements are also renewed. Thereafter, this Agreement shall be renewable on such terms and for such additional periods of time as Owner and Manager hereafter shall mutually agree in writing; provided that if Manager and Owner shall not agree, then this Agreement, or any temporary extension thereof, may be terminated upon thirty (30) days’ written notice.
          4.03 Lease of Facility. Owner and Manager agree that it is the intention of the parties to enter into a long term lease of the Managed Facilities once such a lease becomes economically viable. Upon the request of Manager, Owner will in good faith negotiate a lease for the Managed Facilities pursuant to Section 4.04 herein. During such lease negotiations, this Agreement shall remain in full force and effect; provided, however, this Agreement shall terminate upon the effective date of a lease between Owner and Manager for the Managed Facilities.
          4.04 Option to Lease and Purchase/First Refusal Rights. As soon as practicable after the Effective Date, but no later than June 30, 2004, Manager shall prepare and deliver a proposed Lease Agreement (the “Lease Agreement”) which will provide for the lease by Manager of all of the Managed Facilities. The initial term of the Lease will be five (5) years from the Start Date, with two (2) renewal options of five (5) years each. The Lease Agreement will also include an option for Manager to purchase all of the Managed Facilities. The terms of the Lease Agreement, including the terms of the purchase option, will be based on the financial condition of the Managed Facilities and on market conditions generally as of the execution and delivery of the Lease Agreement. Manager and the Owner will in good faith negotiate the Lease Agreement. Assuming that this Agreement and the Other Management Agreements have been executed and that they remain in full force and effect, until December 31, 2005, the Owner will not take any action, directly or indirectly, to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person or entity to lease and/or purchase the Managed Facilities. If the Owner and Manager are unable to reach agreement on the Lease Agreement by

December 31, 2005, then the Owner shall be permitted to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person or entity to lease and/or purchase the Managed Facilities and Manager shall have the right to review any lease and/or purchase agreement negotiated by the Owner and a third party lessee and/or purchaser (a “Third Party Agreement”) for a period of fifteen (15) days prior to the execution and delivery of the Third Party Agreement and to enter into an agreement with the Owner on economically similar terms to the Third Party Agreement. In the event that Manager does not enter into an agreement with the Owner after the expiration of the fifteen (15) day period, this Agreement and the Other Management Agreements will terminate on the third anniversary of the Effective Date, and the Effective Date of a lease with a party other than the parties hereto shall not be before June 30, 2006.
          4.05 Optional Early Termination. Notwithstanding anything to the contrary contained herein, Manager shall, at its option, have the ability to terminate this Agreement and the Other Management Agreements upon giving Owner six (6) months’ written notice of its intention to so terminate for any or no reason; provided, however, that such termination shall not be effective unless this Agreement and the Other Management Agreements are terminated simultaneously.
          4.06 Pre-Transition Phase. Manager shall initiate a pre-transition phase of all of the Managed Facilities immediately following the execution of this Agreement and delivery of the “IHS Notice” (as defined herein), whereby Manager will enter the Managed Facilities to: interview and hire the administrators (who choose to accept employment upon Manager’s assumption of the management of the Managed Facilities), assess all transition needs, assess the current accounting, payroll and related systems, assess capital improvement needs, establish a relationship with the IHS personnel and the employees of the Managed Facilities in contemplation of the transition of the Managed Facilities to Manager as a manager; with the understanding that such pre-transition phase will be at no cost to the Owner and that Manager shall not be obligated to assume full management control of the Managed Facilities until the Effective Date.
5. Operation Of The Facility; Manager’s Services; Owner’s Responsibilities.
          5.01 General. Commencing with the Effective Date and continuing until the termination of this Agreement, which period is hereinafter referred to as the “Operating Period”, Manager shall use its commercially reasonable efforts to manage and operate the Facility in an efficient and caring manner with the goal of providing services dedicated to the highest quality of care for the Facility’s residents. Manager shall have full authority and responsibility to conduct, supervise and manage the day-to-day operations of the Facility, and other than as set forth herein, Owner agrees not to involve itself in these day-to-day operations.
          In the absence of oral or written policies of Owner, Manager shall be expected to exercise reasonable judgment in its management activities, subject to the Owner’s direction and the written policies and budgets approved by Owner. Manager shall specifically have responsibility, and commensurate authority to provide the services described in this Section 5, operate the Facility in the manner provided herein, and provide such additional services to Owner, at

Owner’s expense, as are deemed necessary or appropriate by the Owner and Manager for the operation of the Facility. Owner covenants and agrees to fulfill any and all obligations imposed upon it by the plan of operation described in this Agreement and to provide sufficient means, both initially and throughout the term of this Agreement, to perform its covenants and obligations.
          5.02 Annual Budget.
(a)	Prior to the beginning of the fiscal year, Manager shall submit to Owner, for Owner’s approval, a proposed annual budget, which shall include both an operating budget and capital expenditures budget for all of the Managed Facilities (the “Annual Budget”) for the ensuing fiscal year. Capital expenditures included in the Annual Budget shall cover Capital Replacements as described in Section 5.10. Owner’s approval of the Annual Budget shall not be unreasonably withheld and shall be deemed given unless a specific written objection thereto is delivered by Owner to Manager within fifteen (15) days after submission thereof. Manager shall revise the Annual Budget from time to time to reflect any unpredicted significant changes, variables or events or to include significant additional unanticipated items of income or expense. Any such revision shall be submitted to Owner for approval, which approval shall not be unreasonably withheld and shall be deemed given unless a specific written objection thereto is delivered by Owner to Manager within ten (10) days after submission thereof. Upon request of Owner, Manager shall provide Owner with any data and information (reasonably requested by Owner) utilized in preparing the Annual Budget or any revisions thereto. Material unbudgeted or unforecasted expense and capital expenditures unforeseen at the time of preparation of the Annual Budget, as reasonably deemed necessary by Manager, shall be presented to Owner for approval. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Annual Budget, and Owner acknowledges that each Annual Budget furnished pursuant to this Agreement is intended only to be a reasonable estimate of operating income and expenses.

(b)	In the event Owner shall disapprove or raise any objections to the proposed Annual Budget, and Owner and Manager are unable to resolve the disputed or objectionable matters submitted by Owner prior to the commencement of the applicable fiscal year, the aggregate amount of revenues, expenses and capital expenditures reflected in the Annual Budget for the preceding fiscal year, plus an amount equal to such Annual Budget multiplied by the increase in the Consumer Price Index for the preceding fiscal year, shall be deemed to be the amount of revenues and expenses and capital expenditures approved by both parties for the new Annual Budget until such time as a new Annual Budget has been approved.

(c)	The Annual Budget shall provide that Owner shall receive targeted monthly disbursements of the net income as calculated in accordance with GAAP from the operation of the Facility in the amount of Fifty Thousand Dollars ($50,000.00) per month (in the aggregate for all of the Managed Facilities) or in such amount as Manager and Owner may otherwise agree, but only if such disbursements do not cause the Facility to be unable to satisfy their obligations and liabilities as the same shall become due and payable in the ordinary course of business. At the end of each year of the Initial Term or any Renewal Term, Owner and Manager shall conduct a reconciliation to disburse all remaining net income as calculated in accordance with GAAP from the operation of the Managed Facilities to Owner, with the understanding that the Owner will leave sufficient working capital available, as may be determined by Owner and Manager.
          5.03 Bank Accounts.
(a)	Owner shall establish in its name at a bank or banks approved by Manager and Owner such account(s) (the “Operating Account(s)”) as Owner and Manager deem necessary for the operation of the Facility, and Manager’s designees shall be the only parties authorized as signatories to draw on such Operating Account(s); provided, however, that Manager shall not issue any check for more than Fifty Thousand Dollars ($50,000.00), except for debt service and real property lease obligations, without Owner’s prior written consent.

(b)	Owner shall establish and maintain in its name at a bank approved by Manager and Owner a savings or short-term investment account (the “Deposit Account”) for the deposit of any excess operating funds that Manager and Owner, from time to time, determines are not required to be maintained in the Operating Account for working capital.

(c)	Owner shall, at all times, be responsible to make adequate working capital available for the Facility. At no time shall Manager have this responsibility.
          5.04 Staff. Manager shall hire, train, promote, discharge, and supervise the work of the executive staff and all employees of the Facility. Manager shall supervise hiring, training, promotion, discharge, and work of all operating and service employees performing services in or for the Facility (the “Facility’s Employees”), all in the name and on the behalf of Owner. Except for the Administrator, the Facility’s Employees shall be on the Owner’s payroll, and Manager shall not be liable to such employees for their wages or compensation, nor shall Manager be liable to Owner or others for any act or omission on the part of such employees unless Manager has directly failed to use reasonable diligence in their hiring, discharge, or supervision so as to maintain a staff of qualified, competent and trustworthy employees. Owner will obtain worker’s compensation insurance covering all liability of Owner under Worker’s Compensation laws of the State of Ohio and will maintain adequate professional and general liability insurance listing Manager as an additional insured. Manager shall be entitled to procure and maintain such insurance in the name of and at the expense of Owner.
          5.05 Business Office. Manager shall oversee the Facility’s business office and assure that appropriate accounting and cost control systems and personnel are in place to support the Facility’s business office needs. Manager shall oversee the preparation and filing of all necessary reports with respect to withholding taxes, social security taxes, unemployment insurance, disability insurance, the Fair Labor Standards Act and the other statements and reports pertaining to labor employed on Owner’s payroll in or about the Facility. Manager shall establish and supervise all bookkeeping, accounting and clerical services, including the maintenance of payroll records and the filing of Medicaid/Medicare claims and other insurance programs with respect to services rendered by the Facility to its residents, incident to the efficient operation and maintenance of the Facility. All personnel at the Facility engaged in such bookkeeping, accounting, and clerical services shall be Owner’s employees. Manager further agrees to oversee and will have reviewed, subject to Section 5.13 herein, the preparation of reports (including Medicare and Medicaid cost reports) required by all applicable state and federal laws.
          5.06 Fees/Charges. Subject to the approval of the Owner, Manager shall establish, maintain, revise and administer the overall charge structure of the Facility, including, without limitation, fees, rentals, or charges of any kind, charges for ancillary services, medication, and other items sold or services provided at the Facility by Owner.
          5.07 Complaints. Manager shall receive, consider, and handle any complaints of residents, guests or users of any of the services or Facility of the Facility.
          5.08 Vendor Services. Subject to the limitations in the Annual Budget and other applicable provisions of this Agreement, Manager shall enter into contracts in the name of and at the expense of Owner for the furnishing to the Facility of any services that are needed by the Facility including: electricity, gas, water, steam, telephone, cleaning services, vermin extermination services, elevator and boiler maintenance, air conditioning maintenance, master television antennas and/or cable television services, pharmacy, rehabilitation, medical supplies and other necessary or appropriate utilities or services. Manager shall purchase all materials and supplies properly chargeable to Owner in the name of, for the account of, and at the expense of Owner.
          5.09 Repairs/Maintenance. Manager shall with Owner’s approval, arrange for, at Owner’s expense and in the name of Owner, all alterations, repairs or replacements of equipment at the Facility.
          5.10 Capital Expenditures And Replacements. Owner recognizes the necessity of replacing furnishings and equipment at the Facility and other ordinary capital replacement items (collectively, “Capital Replacements”) from time to time. Owner agrees to expend such amounts for Capital Replacements as shall, in Owner’s opinion and in accordance with the Annual Budget, be required in the normal and ordinary course of operation of the Facility to operate the Facility in accordance with the applicable laws and regulations, and to renovate, modernize and improve the Facility as may become necessary from time to time. Design and installation of Capital Replacements or improvements initiated by the Owner shall be made in consultation with Manager and Manager shall supervise the construction and/or installation thereof.
          5.11 Compliance With Laws. Manager shall endeavor at Owner’s expense, for the Facility to comply in all material respects with any statutes, ordinances, laws, rules, regulations, orders, and determinations affecting or issued in connection with the Facility and, with the prior written consent of Owner, make arrangements for any alterations or repairs ordered or required thereby, if not included in the Annual Budget. However, if any such alterations or repairs are not made because Owner does not give its written consent after Manager’s request thereof, then Owner shall hold Manager harmless from any liability that may arise by reason of the failure to make such alternations or repairs. Notwithstanding the foregoing, in case of any emergency or if the failure promptly to comply with any order or cure any violation will potentially expose

Manager to criminal or personal liability or jeopardize the health or safety of the residents, then in such event Manager shall make arrangements for such order or violation to be complied with or cured at Owner’s expense without awaiting Owner’s written consent. Owner and Manager each agree to notify the other within twenty-four (24) hours after either of them become aware of any adverse action that has been taken or has been threatened to be taken against or relating to the Facility that could reasonably be expected to place the license or certification of the Facility in jeopardy of being terminated. For purposes of this paragraph, adverse actions include any tag of J, K. L (a “Tag”) placed on the Facility during any survey or any indication set forth in any written correspondence from the Ohio Department of Health that the license of the Facility is proposed for immediate revocation or immediate termination. In the event that the Facilities receives a Tag, Owner shall have the right to consult with Manager as to the Facility’s plan of correction related to that Tag, provided, however, that nothing contained herein shall be construed to interfere with the Manager’s ability to submit the plan of correction to the appropriate governmental authority in a timely manner. Owner shall also have the right to consult with Manager as to any final appeals relating to such Tag or proposed revocation or termination. Unless otherwise directed by Owner, Manager shall, at Owner’s expense, protest or litigate to final decision in any appropriate court or forum any claim, order, rule, or regulation adversely affecting the Facility. Any counsel engaged under this subparagraph shall be at Owner’s expense and be designated by Manager, subject to Section 5.13 of this Agreement.
          5.12 Collection Actions. Subject to the provisions of Section 5.13 herein, Manager shall institute, in its name or in the name of Owner, at the expense of Owner, any necessary legal actions or proceedings to collect obligations owing to the Facility or to cancel or terminate any contract with the Facility for breach thereof or default thereunder. Subject to the provisions of Section 5.13 herein, any counsel engaged under this subparagraph shall be at Owner’s expense and be designated by Manager.
          5.13 Legal, Financial and Other Professional Consultants. It is acknowledged that Manager shall be permitted to select legal, financial and other professional consultants (“Consultant”) to render services to the Facility operations in connection with Manager’s operation thereof, without Owner’s consent, so long as any unbudgeted amount paid to such Consultant is less than Five Thousand Dollars ($5,000.00) per Consultant, per Facility. Provided, however, that if any Consultant chosen by Manager shall fail to achieve the objectives for which such Consultant is retained, as determined in the reasonable discretion of the Owner, or if such Consultant’s actions or omissions cause damages, losses or disruption to the operation of the Facility in the ordinary course of business, then such Consultant shall immediately be prohibited from rendering services to the Facility upon the request of the Owner, and in compliance with any contractual provisions for termination of the Consultant. It is further acknowledged that any Consultants chosen by Manager shall render services to the Facility only in connection with Manager’s operation thereof, but that such Consultants shall not render services to, or on behalf of, the Owner, its affiliates, directors, owners, shareholders, or trustees without the Owner’s express written consent. Notwithstanding anything to the contrary set forth herein, Owner shall be permitted to identify and hire any Consultant at any time to render services to the Managed Facilities, the Owner, its affiliates, directors, owners, shareholders or trustees without Manager’s consent; provided, that, the activities of such Consultant(s) does not materially disrupt or interfere with Manager or its operation of the Facility.

          5.14 Owner’s Indebtedness. Manager shall use its best efforts to cause the Facility to comply with all the terms, conditions and obligations contained in any note, loan agreement, leasehold mortgage or other agreement executed by Owner which relates to the Facility. If necessary, the Owner shall provide Manager with copies of any such note, loan agreement, mortgage or other agreement and other supporting documentation as Manager may request.
          5.15 Signage. Owner and Manager acknowledge and agree that Manager shall be entitled to cause a sign to be erected and maintained at the Facility at Owner’s expense. The sign will display the name of the Facility.
6. Disbursements.
          6.01 Priority of Disbursements. All gross receipts shall be deposited in the various Operating Accounts in such amounts as Manager deems appropriate given the general purpose of each such account. Manager shall disburse funds on deposit in the Operating Accounts, for and on behalf of Owner, in the following order of priority and to the extent available:
(a)	All debt service obligations, and real property taxes of and relating to the Facility (“Fixed Obligations”);

(b)	The Management Fee, Administrator’s salary and benefits, and all other reimbursable expenses due Manager as may be set forth herein;

(c)	All Operating Costs of the Facility, defined as all costs of maintaining, operating and supervising the operation of the Facility within the limits provided in the Annual Budget, and reimbursable expenses;

(d)	Expenditures under Section 5.10, including those for Capital Replacements;

(e)	Disbursements to Owner as set forth in Section 5.02(c) of this Agreement.
          6.02 Adjustment To Bank Accounts. After the transfer to the Operating Accounts and disbursements pursuant to Section 6.01, from time to time, any excess funds remaining in the Operating Accounts over the amount which Manager and Owner reasonably anticipate will be required to meet the immediate working capital needs of the Facility shall then be deposited to the Deposit Account established pursuant to Section 5.03(b). Correspondingly, any deficiency in funds necessary to pay all disbursements described in Section 6.01 or other reasonable and necessary costs associated with the Facility’s assets and operations shall immediately, subject to the provisions of Section 9.04 of this Agreement, be provided by Owner to Manager and deposited into the Operating Accounts. The Deposit Account is a permissible source for funds to remedy any such deficiency. Notwithstanding that Manager is authorized to and shall make the above-referenced disbursements in the order set forth and to the extent funds are available, Owner solely will be liable for all Fixed Obligations, Operating Costs, and all other costs or expenses of any kind associated with the Facility, and Manager shall have no liability or obligation with respect thereto.

7. Statements to Owner. Manager shall render statements to Owner as follows:
          7.01 Books and Records. Manager shall be responsible for establishing and maintaining accounting procedures and controls, and systems for the development, preparation, and safekeeping of financial records of the Facility (the originals to remain at the Facility), all subject to the Owner’s review, with the understanding that all Financial Statements below shall also be prepared on a consolidated basis for all of the Managed Facilities. Included in the foregoing will be the following:
(a)	Preparation of annual Financial Statements (which shall only be audited by an independent certified public accounting firm, which is acceptable to Owner , subject to Section 5.13 of this Agreement and paid for with funds of the Facility, when requested by Owner in writing), within one hundred twenty (120) days after the end of the respective fiscal year of the Facility, which statements shall include a Balance Sheet, a Statement of Income, a Statement of Cash Flow, Notes to the Financial Statements and such supporting schedules as required by the Owner.

(b)	Monthly, quarterly and annual unaudited Financial Statements of the Facility prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), within forty-five (45) days after the end of each calendar month, quarter or year, as the case may be, which statements shall include a Balance Sheet, Statement of Income, and Statement of Cash Flow for the quarter then ended and year to date, with comparison to the budgeted results for the quarter and actual to budget variances.

(c)	Upon Owner’s request, an aged accounts receivable report of the Facility showing aggregate accounts receivable by insurance payor or private pay patients, and monthly census by payor for 30 day, 60 day, 90 day, 120 day and over 120 day categories, within ten (10) days of such request.

(d)	All Medicare and Medicaid cost reports, any amendments thereto, audit reports, or inquiries and responses with respect to such cost reports, within ten (10) days of filing or receipt of such reports. Manager shall supervise the preparation of the annual Medicare and Medicaid cost reports, and subject to Section 5.13 of this Agreement, may engage third-party cost report preparation service at Owner’s expense.

(e)	Copies of all licensure and certification survey reports and statements of deficiencies within ten (10) days of receiving such reports, and copies of the plans of correction upon their completion.

(f)	Any and all notices (regardless of form) from any and all licensing and/or certifying agencies that the nursing home licensure and/or the Medicare and/or Medicaid certification of the Facility is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend that Facility’s licensure or certification within twenty-four (24) hours of receipt of such reports.

(g)	Upon Owner’s request, evidence of payment by Manager of any applicable provider bed taxes or similar taxes, within ten (10) days of such request.

(h)	Manager further agrees to supervise the correction of any deficiency, with the cooperation of the Owner (identified pursuant to (e) and (f) above) within the period required by the licensure and certification agency, if such deficiency could adversely affect either the right to continue participation in Medicare and Medicaid for existing patients or the right to admit new Medicare and Medicaid patients; provided Manager may correct any such item in a longer period if permitted pursuant to available stay or appeal procedures. Owner shall have the responsibility to pay for the cost of the correction of any deficiency, including, but not limited to, the cost of any physical plant or life safety violations.

(i)	In all accounting services to be provided by Manager, Manager is expressly permitted to deploy software applications of its choosing to maintain the books and records of the Facility, unless the Owner specifies the use of a particular system (such as one that may already be present at the Facility). In either event, and subject to Owner’s prior written consent, Owner shall bear the economic responsibility for the provision of such software applications, licenses, computer equipment, and all other matters related to the provision of accounting services under this Agreement, as if the Owner were providing the services itself.
8. Administrator. Manager shall on Owner’s behalf, and after notice to Owner before hiring, select the administrator for the Facility (“Administrator”) who shall be an employee of Manager, provided however, that the cost and expenses associated with Administrator’s aggregate compensation, including all employee benefits to which Administrator is entitled as an employee of Manager, shall be a Facility expense reimbursed by Owner to Manager in accordance with Section 9.05 of this Agreement.
9. Manager Compensation.
          9.01 Revenue and Margin Criteria. “Net Revenues” shall be calculated in accordance with GAAP, and, for the purposes herein, as revenues from routine room and board, plus ancillary and miscellaneous revenue, adjusted for contractual allowances. “EBITDARM” is understood to mean earnings before interest, taxes, depreciation, amortization, rent and management fee. “Operating Profit Margin” for purposes herein, shall mean EBITDARM.
          9.02 Base Management Fee. As compensation for the services to be rendered by Manager during the term of this Agreement, Owner shall pay to Manager a base annual management fee equal to four percent (4%) of Net Revenues (the “Base Fee”). The Base Fee shall be payable in monthly installments in advance on the tenth (10th) day of each month.
          9.03 Incentive Management Fee. In addition to the Base Fee, Manager also shall be entitled to an incentive fee. If the aggregate Operating Profit Margin for the overall combined operation of all of the Managed Facilities, as determined on an annual accrual basis for each year of the Initial Term or any Renewal Term, is between fifteen and seventeen percent (15 -17%), then Manager shall be entitled to an incentive fee of an additional one-half percent (1/2%) of Net Revenues; provided, however, that if the aggregate Operating Profit Margin for the overall combined operation of all of the Managed Facilities, as determined on an annual accrual basis for each year of the Initial Term or any Renewal Term, is in excess of seventeen percent (17%), then Manager shall be entitled to an incentive fee of an additional one percent (1%) of Net Revenues, with the understanding that such incentive fee shall not exceed one percent (1%) of Net Revenues at any time. In all cases, the foregoing incentive fee (whether one-half percent or one percent, the “Incentive Fee”) will be mutually estimated by Manager and Owner at the end of the first quarter of the Initial Term and paid monthly in arrears; provided, however, that at the end of each year of the Initial Term or any Renewal Term, Manager and Owner shall conduct a reconciliation of the Incentive Fee to appropriately “true-up” the amount of the Incentive Fee to reflect actual annual performance and appropriately adjust future payments and/or refund previous overpayments of the Incentive Fee. The Base Fee and the Incentive Fee are collectively referred to as the “Management Fee.”
          9.04 Deferment of Base Fee. If Owner does not have sufficient funds in any particular month to pay Manager the installment of the Base Fee for such month in whole or in part, then Manager will defer payment of that portion of the Base Fee installment for that month which is unpaid for each succeeding month until the deferred portion of the Base Fee installment is paid in full. On the anniversary of three (3) months from the Effective Date, Owner will pay to Manager an amount equal to four percent (4%) of the Net Revenues less the aggregate monthly installments paid to Manager during the preceding three (3) months (the “Base Fee True-Up Amount”). If, on such anniversary date, Owner does not have sufficient funds to pay the Base Fee True-Up Amount, then the Base Fee True-Up Amount shall accrue and bear interest at the then Prime Rate of interest as published in The Wall Street Journal (or any successor publication) plus one and one-half percent (1.5%) per annum until such time as Owner possesses sufficient funds to pay such Base Fee True-Up Amount, provided, however, that Manager shall have the right, but not the obligation, to apply any Base Fee True-Up Amounts (together with the interest earned thereon) to the payments which may be owed by it under the Lease Agreement (proposed between Owner and Manager and as defined herein). Notwithstanding anything contained herein to the contrary, no distributions to the Owner may be made unless and until all amounts owed to Manager in respect of its Base Fee have been paid to Manager in full.
          9.05 Reimbursement Of Expenses. It is intended by Owner and Manager that the Management Fee provided in Section 9.02 be “net” to Manager. Owner and Manager acknowledge and agree that Owner will be billed directly for the Administrator’s salary and benefits and actual cost of consumable supplies and postage utilized in connection with the operation of or on behalf of the Facility. Owner further covenants and agrees to reimburse Manager for any and all local travel expenses reasonably incurred by Manager’s employees in connection with the performance of Manager’s obligations hereunder and such other travel, lodging, entertainment or other business expenses as are approved by Owner in advance and in writing. Notwithstanding anything contained in this Agreement to the contrary, Owner is contracting with Manager to provide day-to-day management, operational support and guidance to the Facility which is included in the Management Fee payable hereunder; provided, however that Owner is not agreeing to or authorizing Manager to charge, allocate or receive payment for any of its home office costs, central office costs, or other expenses incurred by Manager in connection with the management of the Managed Facilities and the performance of Manager’s duties hereunder. Pursuant to that end, any expenses of Manager other than as specifically set forth herein and/or as agreed to in the Annual Budget shall not be expenses of the Facility or of Owner.
          9.06 Duty to Perform. In the event that Manager is not paid its Base Fee pursuant to Sections 9.02 and 6.01(b), and subject to Section 9.04 of this Agreement, such non-payment shall be deemed an Event of Default under Section 11.01 herein, and Manager shall have no obligation to perform any services under this Agreement on a prospective basis. In the event that Manager installs equipment at the Facility, at its expense, no party, including any lender of the Owner, shall be entitled to any security interest in the Manager’s equipment so installed at the Facility.
10. Insurance.
          10.01 Required Coverage. Manager shall maintain at Owner’s expense, insurance of such kinds and in such amounts as Owner shall be required to carry pursuant to the provisions of any mortgage or other loan affecting the Facility or the real property upon which it is erected, as well as any other insurance that Owner shall require or that is required by law. Such insurance shall be obtained with companies and through brokers acceptable to Owner and Manager.
          10.02 Schedule of Insurance. As soon as practicable after the submission of the first Annual Budget, Manager shall furnish Owner with a schedule setting forth the kinds and amounts of insurance Manager recommends procuring at Owner’s expense in connection with the operation of the Facility, which schedule shall include, in addition to the kinds and amounts of insurance required to be maintained pursuant to any applicable law, note, loan agreement or mortgage, such other kinds and amounts of insurance as Manager shall deem necessary or advisable for the protection of Manager and Owner. Promptly following receipt of such schedule, Owner shall notify Manager of any changes which Owner shall elect to make in such schedule and Manager shall promptly apply for and obtain, if obtainable, all such insurance.
          10.03 Modifications of Coverage. Concurrently with the submission of each subsequent Annual Budget, Manager shall furnish Owner with a schedule setting forth the kinds and amounts of insurance then in force and the names of the insurers and also setting forth such additional kinds and amounts of insurance which Manager recommends procuring at Owner’s expense. Promptly following the submission of each such schedule, Owner shall notify Manager of any change in the kinds and amounts of insurance then in force or intended to be procured by Manager which Owner shall elect to make and Manager shall forthwith apply for and obtain, if obtainable, endorsements to reflect any such changes in the insurance then in force and such additional kinds and amounts of insurance.
          10.04 Named Insureds. All policies of insurance shall name Owner, Manager, and such other parties as may be required by the provisions of any mortgage as the insured thereunder, as their respective interests may appear. All policies of hazard insurance shall include loss payment clauses in the form required by any mortgage. All insurance shall be obtained at Owner’s expense. Manager shall ensure that the originals of all policies of insurance and duplicates thereof are delivered to Owner and to the holder of any mortgages as Owner shall direct.

          10.05 Notice of Claims. Owner shall give prompt notice to Manager of any claims made against Owner, or Owner and Manager, and shall cooperate fully with Manager and with any insurance carrier to the end that all such claims will be properly investigated, defended and adjusted. Notwithstanding Section 5.13 of this Agreement, Manager shall not hire any attorneys to defend any such claims against Owner or the Facility without Owner’s prior written consent. Manager shall not negotiate, offer to settle or agree to settle any claims made against Owner or the Facility without Owner’s prior written consent.
11. Events of Default.
                    11.01 Owner. With respect to Owner it shall be an event of default (“Event of Default”) hereunder:
(a)	If, taking into account Section 9.04, Owner shall fail to make or cause to be made any payment to Manager required to be made hereunder;

(b)	If Owner shall fail to keep, observe or perform any agreement, term or provision of this Agreement to be kept, observed or performed by it and such default shall continue for a period of thirty (30) days after written notice thereof by Manager to Owner, including, but not limited to, Owner’s failure to meet an obligation to employees or vendors;

(c)	If Owner shall fail to make payments, or keep any covenants, owing to any third party which would cause Owner to lose possession of the Facility building, equipment or property;

(d)	If as much as thirty-three percent (33%) of the Facility’s total occupancy capacity, or if any material service of the Facility, shall be rendered incapable of normal operation because of fire or other casualty and shall not be repaired, restored, rebuilt or replaced within twelve (12) months after such fire or other casualty;

(e)	If, through no fault of Manager, the licenses required for the operation of the Facility are at any time suspended, terminated or revoked, and such suspension, termination, or revocation shall continue unstayed and in effect for a period of ninety (90) days thereafter;

(f)	If Owner files any debtor relief action under the Bankruptcy Code (as it now exists or as amended) if any involuntary proceeding under the Bankruptcy Code is filed against Owner; or if Owner is unable to or admits in writing its inability to pay its debts as they become due, makes an assignment for the benefit of creditors, has a receiver appointed voluntarily or otherwise for its property, is adjudicated as bankrupt, suspends its business, permits a judgment to be obtained against it which is not promptly paid or promptly appealed and secured pending appeal, becomes insolvent, however otherwise evidenced, or defaults in the payment of any indebtedness owed by Owner or permits the time of payment of such indebtedness to be accelerated due to default.

(g)	If, through no fault of Manager, Facility is no longer entitled to participate in either the Medicare or Medicaid programs.

               11.02 Manager. With respect to Manager, it shall be an Event of Default hereunder:
(a)	If Manager shall fail to keep, observe or perform any material agreement, term or provision of this Agreement and/or the Other Management Agreements to be kept, observed or performed by it and such default shall continue for a period of thirty (30) days after written notice thereof by Owner to Manager, including, but not limited to, Manager’s failure to meet a material obligation to employees or vendors;

(b)	If Manager shall fail to make payments, or keep any material covenants, owing to any third party which would cause Owner to lose possession of the Facility building, equipment or property, provided that the Owner has made sufficient funds available;

(c)	If, through no fault of Owner, the licenses required for the operation of the Facility are at any time suspended, terminated or revoked, and such suspension, termination, or revocation shall continue unstayed and in effect for a period of ninety (90) days thereafter;

(d)	If Manager files any debtor relief action under the Bankruptcy Code (as it now exists or as amended) if any involuntary proceeding under the Bankruptcy Code is filed against Manager; or if Manager is unable to or admits in writing its inability to pay its debts as they become due, makes an assignment for the benefit of creditors, has a receiver appointed voluntarily or otherwise for its property, is adjudicated as bankrupt, suspends its business, permits a judgment to be obtained against it which is not promptly paid or promptly appealed and secured pending appeal, becomes insolvent, however otherwise evidenced, or defaults in the payment of any indebtedness owed by Manager or permits the time of payment of such indebtedness to be accelerated due to default.

(e)	If, through no fault of Owner, Facility is no longer entitled to participate in either the Medicare or Medicaid programs.
12. Remedies Upon Default.
          12.01 Remedies of Manager. If any Event of Default by Owner shall occur and be continuing for thirty (30) days after written notice thereof has been given to Owner, Manager may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement, and remove all of its property and employees, if any, from the Facility. In such event, Manager shall be entitled to immediately receive payment of all accrued and unpaid amounts due to Manager pursuant to the terms hereof and neither party shall have any further obligations whatsoever under this Agreement, except pursuant to the indemnity provisions of Section 13. Further, Manager shall have the right to confess judgment against Owner in the event that Owner fails to pay its Management Fee pursuant to Sections 6.01(b) or 9.02 herein (subject to 9.04), and Owner shall have the option to terminate this Agreement and the Other Management Agreements if Manager exercises this right, upon written notice to Manager, without further liability to Manager, other than for any amounts past due to Manager, and for continued compensation pursuant to the terms of this Agreement for services rendered at the Facility after the termination and prior to Manager’s transition out of the Managed Facilities.
          12.02 Confession of Judgment. Owner hereby authorizes any attorney at law to appear in any court of record in any county in the State of Ohio, after the obligation evidenced in Paragraphs 6.01(b) and 9.02 herein (subject to 9.04), or any part thereof, becomes past due and is unpaid for a period of thirty (30) days pursuant to the provisions of Section 12.01 herein, and waives the issuance and service of process and confess judgment against the Owner in favor of Manager for the amount then past due, together with the costs of suit, and thereupon to release all errors and waive all right of appeal and stay of execution, unless bonded at 110% of the judgment, but no judgment or judgments shall be a bar to any subsequent judgment against the Owner against whom and for amounts of judgment not taken.
          12.03 Remedies of Owner. If any Event of Default by Manager shall occur and be continuing for thirty (30) days after written notice thereof has been given to Manager, Owner may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this agreement, whereupon Manager shall remove all of its property and employees, if any, from the Facility. In such event, Manager shall be entitled to receive payment of all accrued and unpaid amounts due to Manager pursuant to the terms hereof, as of the date of termination and neither party shall have any further obligation whatsoever under this Agreement, except pursuant to indemnity provisions of Section 13.
          12.04 Rights Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to either of the parties hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing upon the occurrence of an Event of Default hereunder. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereof may be exercised from time to time and as often as may be deemed expedient by the parties hereto, as the case may be.
13. Indemnity.
          13.01 Indemnification Obligations.
(a)	Owner shall indemnify and hold harmless Manager and its affiliates, their owners, officers, directors and employees, from and against any and all liability, including all expenses, costs and reasonable attorney’s fees (“Damage(s)”), arising out of or caused by negligent or intentional acts or omissions of any officer, director, agent or employee of Owner, provided such Damage(s) were not the result of Manager’s intentional actions or intentional omissions, or those intentional actions or intentional omissions of its employees.

(b)	Manager shall indemnify and hold harmless Owner and its affiliates, their owners, officers, directors and employees, from and against any and all Damage(s), arising out of or caused by intentional acts or omissions of any officer, director, agent or employee of Manager, provided such Damage(s) were not the result of Owner’s intentional actions or intentional omissions, or those intentional actions or intentional omissions of its employees.

(c)	Other than as set forth in Section 13.01 (b) above and as otherwise may be reflected in this Agreement or the Other Management Agreements, Manager shall not, by entering into and performing this Agreement, become liable for, and Owner shall indemnify and hold it harmless against, any and all of the existing or future obligations, liabilities or debts of the Facility or of Owner. Manager’s only obligation shall be to exercise reasonable care in the management and handling of; 1) the staff working at the Facility, 2) of funds generated from the operation of the Facility, and 3) the residents of the Facility.

(d)	Manager shall be liable only for damages solely attributable to the intentional acts or intentional omissions of its officers, directors, agents and employees and shall hold Owner harmless from any liability, including reasonable attorney’s fees, arising therefrom.
          13.02 Indemnification Assistance; Limitation on Manager’s Indemnification.
(a)	Any party entitled to indemnification hereunder (the “Indemnified Party”) agrees to give the party which would be liable for damages to the Indemnified Party (the “Indemnifying Party”) reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(b)	The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon the reasonable request by the Indemnifying Party or counsel selected by the Indemnifying Party (with reimbursement of any reasonable fees, wages, costs or expenses incurred by the Indemnified Party or an employee thereof in connection therewith), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel.

(c)	Notwithstanding any other provision of this Agreement, the maximum aggregate liability of Manager for its indemnification obligations under this Agreement shall not exceed the Base and Incentive Management Fees paid by Owner to Manager under this Agreement and the Other Management Agreements during the Initial Term of this Agreement and the Other Management Agreements or any Renewal Term thereof, if applicable.

14. Disclaimer Of Intent To Become Partners. Manager and Owner shall not by virtue of this Agreement be deemed partners or joint venturers in the operation of the Facility or any related Facility. It is expressly understood that Manager is hereby retained by Owner to manage the Facility on behalf of Owner and that Manager is constituted the agent of Owner only for the purpose of carrying out its obligations under this Agreement.
15. Notices. Any and all notices, consents, or directives by either party intended for the other shall be in writing, and shall be deemed given when delivered by hand, or nationally recognized overnight courier, or sent by registered or certified mail, return receipt requested, postage prepaid to the applicable addresses set forth below:

Owner:	c/o Health Care Industries Corporation
1930 North Lakeman Drive, Unit 103 Rear
Bellbrook, OH 45305
Attn: Rosalyn Semelsberger
Facsimile: (937) 848-4146

With a copy to:	Victor J. Bierman, III, Esq.
Roth Bierman
5196 Richmond Road
Bedford Heights, OH 44146
Facsimile: (216) 595-0073

Manager:	Tandem Regional Management of Ohio, Inc.
c/o 4415 Pheasant Ridge Road, SW
Suite 300
Roanoke, VA 24014
Attn: Joseph D. Conte, President
Facsimile: (540) 772-6479

With a copy to:	Rosemary L. Corsetti, Esquire
Tandem Health Care
200 Corporate Center Drive, Suite 360
Moon Township, PA 15108
Facsimile: (412) 893-1055
or to such other address as either party shall have designated to the other in a written notice provided pursuant to any of the methods of notice described above.
16. Miscellaneous.
          16.01 Assignment. In the event of the permitted sale, lease or other transfer of the Facility this Agreement may be assigned by Owner to the acquiring entity, but no such assignment shall relieve the Owner of its obligations hereunder, unless Manager agrees in writing that Owner shall be fully released and relieved of all obligations hereunder. No other assignments are permitted without the prior written consent of the non-assigning party.

          16.02 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and cannot be changed or modified except by another writing signed by the party sought to be charged therewith.
          16.03 Successors And Assigns. This Agreement and all the provisions hereunder shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          16.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio , exclusive of its conflict of law provisions.
          16.05 Severability. If any of the provisions of this Agreement shall be construed to be illegal or invalid, such construction shall not affect the legality or validity of any of the other provisions hereof, and the illegal or invalid provisions hereof shall be deemed stricken and deleted herefrom, to the same extent as if never incorporated herein, but all other provisions hereof shall remain in full force and effect.
          16.06 Captions. The captions of various of the provisions of this Agreement are inserted for convenience only, and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular provisions to which they refer.
          16.07 No Third Party Beneficiaries. It is the intention of the parties to this Agreement that no third party shall have the benefit of or any rights under any of the provisions hereof.
          16.08 Binding Arbitration. The parties agree to meet in good faith for thirty (30) days to resolve any dispute, controversy or claim arising out of this Agreement. In the event that the parties are unable to reach a mutual agreement, the parties agree to submit the matter to binding arbitration, with the administrative costs of the arbitration proceedings to be split equally between the parties. Any arbitration under this section shall be conducted in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be Cincinnati, Ohio. The arbitrators shall decide legal issues pertaining to the dispute, controversy or claim pursuant to the laws of the State of Ohio. Subject to the control of the arbitrators, or as the parties may otherwise mutually agree, the parties shall have the right to conduct reasonable discovery and the arbitrators shall follow the Federal Rules of Evidence and the Federal Rules of Civil Procedure. The arbitrators shall have no authority to award punitive damages, but shall have authority to order equitable relief.
          16.09 IHS Notice. Immediately upon the execution of this Agreement and the Other Management Agreements, Manager and Owner shall provide written notice regarding the proposed transition of the Facility to Manager as a manager. Such notice shall also provide that IHS and its representatives shall be permitted to share any and all information and records relating to the operation of the Facility with Manager during the pre-transition phase and after the Effective Date.
          16.10 HIPAA Compliance. Each of the parties hereby represents and warrants and covenants that it is presently taking and will continue to take all actions necessary to assure that it shall, on or before each applicable compliance date and continuously thereafter, comply with Public Law 104-191 of August 21, 1996, known as the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations, including without limitation, the Standards for Electronic Transactions and Code Sets (45 CFR Parts 160 and 162), the Standards for Privacy of Individually Identifiable Health Information (45 CFR Parts 160 and 164), the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Parts 160 and 164) and such other regulations that may, from time to time, be promulgated thereunder.
          IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed by its authorized officer on the date first above written.

OWNER:

By:

Its:

HEALTH CARE INDUSTRIES COPORATION, on behalf of itself and its affiliates

By:

Its:

MANAGER:

TANDEM REGIONAL MANAGEMENT OF OHIO, INC.

By:

Its:

Schedule I
Omitted Documents
•	Management Agreement dated as of June 9, 2003 by and among Tandem Regional Management of Ohio, Inc., Arcadia Nursing Center, Inc. d/b/a Arcadia Nursing Center, a facility located in Coolville, Ohio, and Health Care Industries Company.

•	Management Agreement dated as of June 9, 2003 by and among Tandem Regional Management of Ohio, Inc., Hickory Creek of Athens, Inc. d/b/a Hickory Creek Nursing Center, a facility located in The Plains, Ohio, and Health Care Industries Company.

•	Management Agreement dated as of June 9, 2003 by and among Tandem Regional Management of Ohio, Inc., Eagle Creek Nursing Center, Inc. d/b/a Eagle Creek Nursing Center, a facility located in West Union, Ohio, and Health Care Industries Company.

•	Management Agreement dated as of June 9, 2003 by and among Tandem Regional Management of Ohio, Inc., Indian Hills Nursing Center, Inc. d/b/a Indian Hills Nursing Center, a facility located in Euclid, Ohio, and Health Care Industries Company.

•	Management Agreement dated as of June 9, 2003 by and among Tandem Regional Management of Ohio, Inc., Southern Hills Health and Rehabilitation Center, Inc. d/b/a Southern Hills Health and Rehabilitation Center, a facility located in Middleburg Heights, Ohio, and Health Care Industries Company.

•	Management Agreement dated as of June 9, 2003 by and among Tandem Regional Management of Ohio, Inc., Sycamore Creek Nursing Center, Inc. d/b/a Sycamore Creek Nursing Center, a facility located in Coraopolis, Pennsylvania, and Health Care Industries Company.

•	Management Agreement dated as of June 9, 2003 by and among Tandem Regional Management of Ohio, Inc., Minster Nursing Center, Inc. d/b/a Heritage Manor Nursing Home, a facility located in Minster, Ohio, and Health Care Industries Company.

•	Management Agreement dated as of June 9, 2003 by and among Tandem Regional Management of Ohio, Inc., Scenic Hills Nursing Center, Inc. d/b/a Scenic Hills Nursing Center, a facility located in Bidwell, Ohio, and Health Care Industries Company.